AMENDMENT TO WARRANT TO PURCHASE SHARES OF COMMON STOCK
This Amendment to Warrant to Purchase Shares of Common Stock (this “Amendment”) is made and entered into as of the last date of signature of the parties below, and amends that certain Warrant to Purchase Shares of Common Stock issued on March 15, 2010 (the “Warrant”) by Intermolecular, Inc., a Delaware corporation (the “Company”) to [  ] (the “Holder”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Warrant.
WHEREAS, the Company and the Holder wish to amend the Warrant as set forth in this Amendment to allow for the addition of a net-issue exercise provision for the Warrant.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE I

AMENDMENT TO WARRANT

Section 1.1    Addition of Certain Defined Terms. Section 1 of the Warrant is hereby amended to add the following defined terms as new Sections 1 (f), (g), (h) and (i), respectively:

“(f)
“Closing Sales Price” means the closing sales price of the Common Stock, as quoted on the principal securities exchange on which the Common Stock is listed for trading, or if not so listed, the average of the closing bid and asked prices for Common Stock quoted on the national market or other quotation system on which Common Stock is admitted for trading, each as published in The Wall Street Journal (Western edition) or, if such prices are not published in The Wall Street Journal (Western edition), as reported by the applicable authority or association governing trading of the Common Stock.

(g)
The “Determination Date” of Fair Market Value will be the date indicated on the Notice of Exercise; provided, however, that if the Company does not receive the Notice of Exercise within five business days of the date indicated as the Determination Date thereon, the Determination Date will be the date the Company receives such Notice of Exercise.

(h)
The “Fair Market Value” of one share of Common Stock will have the following meanings: (i) if the Common Stock is listed for trading on a national securities exchange or admitted for trading on a national market or other quotation system, then the Fair Market Value of Common Stock will be deemed to be the average Closing Sales Price for the five (5) Trading Days immediately preceding, but not including, the Determination Date or (ii) if the Common Stock is not listed for trading on a national securities exchange or admitted for trading on a national market or other quotation system, then the Fair Market Value of Common Stock will be deemed to be the fair market value of Common Stock as determined in good faith from time to time by the Company's board of directors or a committee thereof (the “Board of Directors”) as of the Determination Date, and receipt and acknowledgment of this Warrant by the Holder will be deemed to be an acknowledgment and acceptance of any such determination by the Board of Directors as the final and binding determination of such Fair Market Value for purposes of Section 2(b) hereof.

(i)
“Trading Day” means, as applied to any class of stock, any day on which the exchange or market which is the primary market for the stock, is open for the trading of securities generally and with respect to which information regarding the sale of securities included therein, or with respect to which sales information is reported, is generally available.”

Section 1.2    Amendment to Section 2. Sections 2 (a), (b), (c) and (d) of the Warrant are hereby amended and restated in their entirety to read as follows:

“(a)
Cash Exercise. The purchase right for the Warrant Amount represented by this Warrant may be exercised during the Exercise Period by the Holder, in whole or in part, by the surrender of this Warrant (with a duly executed Notice of Exercise in the form attached hereto) at the principal executive offices of the Company (as set forth in Section 16 below) (or at such other location as the parties may separately agree in writing) and by payment to the Company, by check or wire transfer, of an amount equal to the then applicable Warrant Price per share multiplied by the number of shares of Common Stock then being purchased. This Warrant or any part thereof surrendered in the exercise of the rights thereby evidenced shall thereupon be cancelled by the Company and retired, and the portion of the Warrant that is not exercised shall remain subject to the Warrant.

(b)
Net-Issue Exercise. In lieu of exercising this Warrant pursuant to Section 2(a) above, the Holder may elect to exercise this Warrant for the Warrant Amount, in whole or in part, on a net-issue basis by electing to surrender a number of Warrant Shares equal in value to the Warrant Price for the number of Warrant Shares in respect of which the Warrant is then being exercised, by surrender of this Warrant (with a duly executed Notice of Exercise designating the Holder's election to exercise on a net-issue basis), at the principal executive offices of the Company (or at such other location as the parties may separately agree in writing). The Notice of Exercise shall be properly marked to indicate (i) the number of Warrant Shares to be delivered to the Holder in connection with such net-issue exercise, (ii) the number of Warrant Shares being surrendered in payment of the Warrant Price for the number of Warrant Shares in respect of which this Warrant is then being exercised in connection with such net-issue exercise, calculated as of the Determination Date and (iii) the number of Warrant Shares which remain subject to this Warrant after such net-issue exercise, if any (each as determined in accordance with this Section 2(b)); provided, however, that the aggregate number of Warrant Shares delivered or surrendered pursuant to (i) and (ii) above shall remain subject to the limitations of the Warrant Amount. In the event that the Holder elects to exercise this Warrant in whole or in part on a net-issue basis pursuant to this Section 2(b), the Company will issue to the Holder the number of Warrant Shares determined in accordance with the following formula:

X = Y (A-B) / A
where:

•	“X” is the number of Warrant Shares to be issued to the Holder in connection with such net-issue exercise;

•

•	“Y” is the number of Warrant Shares to be exercised, subject to the limitations of the Warrant Amount;

•	“A” is the Fair Market Value of one share of Common Stock; and

•	“B” is the Warrant Price in effect as of the date of such net-issue exercise.

No fractional shares shall be issued upon the exercise of this Warrant, but in lieu thereof the Company shall pay therefor in cash an amount equal to the product obtained by multiplying the Closing Sales Price of the Common Stock (or if the Common Stock is not listed for trading on a national securities exchange or admitted for trading on a national market or other quotation system, then the Fair Market Value of the Common Stock as determined by the Board of Directors in the manner set forth in clause (ii) of the definition of “Fair Market Value” above) on the Trading Day immediately preceding the date of exercise of this Warrant times such fraction (rounded to the nearest cent).

(c)
Deemed Issuance. Upon such surrender of this Warrant, delivery of the Notice of Exercise and, in the case of a cash exercise pursuant to Section 2(a) above, payment of the Warrant Price, the Company shall at a closing no later than thirty (30) days after expiration of the Exercise Period, issue and cause certificates for the number of full Warrant Shares so purchased upon the exercise of this Warrant to be issued, in the name of, and delivered to, the Holder, or as such Holder may direct (subject to the terms of transfer contained herein and upon payment by such Holder of any applicable transfer taxes), together with a check or cash in respect of any fractional shares otherwise deliverable upon such exercise, as provided in Section 2(b) above. Such certificates shall be deemed to have been issued as of the date of the surrender of this Warrant and payment of the Warrant Price (payment of such Warrant Price shall be deemed satisfied by use of the net-issue exercise procedures in Section 2(b) above).

(d)
Warrant Exercisable in Whole or in Part. The rights of purchase represented by this Warrant shall be exercisable, at the election of the Holder, either in full or in part. This Warrant or any part thereof surrendered in the exercise of the rights thereby evidenced shall thereupon be cancelled by the Company and retired. The Company shall promptly provide to each Holder of the Warrants any Notice of Election that it receives from the other Holder.”

Section 1.3    Amendment to Form of Notice of Exercise. The form of Notice of Exercise of the Warrant is hereby amended and restated in its entirety to read as set forth on Attachment 1 to this Amendment.

ARTICLE II

MISCELLANEOUS

Section 2.1    Effect of this Amendment. This Amendment shall form a part of the Warrant for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Warrant shall be deemed a reference to the Warrant as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto. Except as specifically amended as set forth herein, each term and condition of the Warrant shall continue in full force and effect.

Section 2.2    Headings. The headings used in this Amendment are used for convenience only and are not to be considered in construing or interpreting this Amendment.

Section 2.3    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California, without regard to its choice of law rules.

Section 2.4    Counterparts; Electronic and Facsimile Signatures. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment may be executed and delivered electronically (including by transmission of .pdf files) and by facsimile and, upon such delivery, such signatures will be deemed to have the same effect as if the original signature had been delivered to the other party.

(Signature pages follow)

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Warrant to Purchase Shares of Common Stock as of the date first written above.

COMPANY:

INTERMOLECULAR, INC.

By: ______________________________________

Name: ____________________________________

Title: _____________________________________

Date: _____________________________________

SIGNATURE PAGE TO AMENDMENT TO
WARRANT TO PURCHASE SHARES OF COMMON STOCK

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Warrant to Purchase Shares of Common Stock as of the date first written above.

HOLDER:

[  ]

By: _____________________________________

Name: ____________________________________

Title:    ____________________________________

Date: _____________________________________

SIGNATURE PAGE TO NOTICE OF EXERCISE FOR
WARRANT TO PURCHASE SHARES OF COMMON STOCK

Attachment 1

FORM OF NOTICE OF EXERCISE
TO:    Intermolecular, Inc.             Determination Date: ________________________
3011 N. 1st Street
San Jose, CA 95134
Attention: Chief Financial Officer

1.    The undersigned, [  ] (“Holder”) hereby irrevocably elects to acquire shares of the Common Stock of Intermolecular, Inc. (the “Company”) pursuant to the terms of the Warrant dated March 15, 2010 (as amended to date, the “Warrant”).
a.    If Cash Exercise, check this box : The undersigned tenders herewith full payment of the aggregate cash price equal to $_____________ U.S. Dollars for _____________ shares (“Election Amount”) in accordance with the terms of the Warrant and ___ Shares remain subject to the Warrant, if any, after giving effect to the Cash Exercise contemplated in this Notice of Exercise.
b.    If Net-Issue Exercise, check this box : The undersigned exercises the Warrant on a net-issue basis pursuant to the terms set forth in the Warrant. Net-Issue Information:

(i)    Shares to be Delivered: ____________________________

(ii)    Shares Surrendered: _______________________________

In case of a Net-Issue Exercise, subsections (i) and (ii) are herein referred to collectively as the “Election Amount”

(iii)    Shares Remaining Subject to Warrant, if any: __________________

2.    Holder hereby acknowledges and agrees that the Warrant is one of two warrants that were issued by the Company on the same date pursuant to Section 7 of the Collaborative Development Program Agreement, entered into as of March 15, 2010 (as amended to date, the “Agreement”), by and among the Company, Toshiba Corporation (together with its affiliates, “Toshiba”) and SanDisk Corporation (together with its affiliates, “SanDisk”), and that the Election Amount may be decreased based on the Election Amount that may be made during the Exercise Period pursuant to the other such warrant in accordance with the definition of Warrant Amount in the warrants.
3.    The Holder surrenders the Warrant with this Notice of Exercise.
4.    The Holder represents that it is acquiring the aforesaid shares of Common Stock for investment and not with a view to or for resale in connection with, distribution and that the Holder has no present intention of distributing or reselling the shares.
5.    Upon payment of the applicable purchase price please issue a certificate representing the shares of Common Stock in the name of the Holder or in such other name as is specified below:

Name:
Address:
Taxpayer I.D.:
[•]
By:
Name:
Title:
Date:

SIGNATURE PAGE TO NOTICE OF EXERCISE FOR
WARRANT TO PURCHASE SHARES OF COMMON STOCK